Exhibit 15.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Annual Report on Form 20-F for the year ended December 31, 2024 of Fury Gold Mines Limited of our report dated February 28, 2025, relating to the consolidated financial statements of Dolly Varden Silver Corporation, which appears in this Annual Report.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

March 31, 2025